EXHIBIT 99.1

VASCO Reports Strong Results for Third Quarter and First Nine Months of 2007.

Revenues for the third quarter 2007 increased 60% over Q3 2006; Operating income increased 66% over Q3 2006. Order backlog for the fourth quarter of $33.4 million is best in the Company’s history. VASCO reaffirms its full-year 2007 guidance for revenue growth, gross margins and operating margins; Financial results for the periods ended September 30, 2007 and guidance for full-year 2007 to be discussed on conference call today at 10:00 a.m. E.D.T.

OAKBROOK TERRACE, Ill., and ZURICH, Switzerland, October 25, 2007—VASCO Data Security International, Inc. (Nasdaq: VDSI) ( www.vasco.com) today reported financial results for the third quarter and nine months ended September 30, 2007.

Revenues for the third quarter of 2007 increased 60% to $30.0 million from $18.7 million in 2006 and, for the first nine months of 2007, increased 74% to $88.8 million from $50.9 million in 2006.

Net income for the third quarter of 2007 was $5.9 million or $0.15 per diluted share, an increase of $2.6 million or 79% from $3.3 million, or $0.09 per diluted share in 2006. Net income for the first nine months of 2007 was $17.7 million, or $0.46 per diluted share, an increase of $10.2 million or 136% from $7.5 million, or $0.20 per diluted share, in 2006.

Financial Highlights:

•

Gross profit was $20.0 million or 67% of revenue for the third quarter and $58.2 million or 66% of revenue for the first nine months of 2007. Gross profit was $12.8 million or 68% of revenue for the third quarter and $34.1 million or 67% of revenue for the first nine months of 2006.

•

Operating expenses for the third quarter and first nine months of 2007 were $11.7 million and $33.6 million, respectively, an increase of 50% from $7.8 million reported for the third quarter 2006 and an increase of 52% from $22.1 million reported for the first nine months of 2006. Operating expenses for the third quarter and first nine months of 2007 included $0.6 million and $1.5 million, respectively, related to stock-based incentives. Operating expenses for the third quarter and first nine months of 2006 included $0.5 million and $1.2 million, respectively, related to stock-based incentives.

•

Operating income for the third quarter and first nine months of 2007 was $8.3 million and $24.6 million, respectively, an increase of $3.3 million or 66% from $5.0 million reported for the third quarter of 2006 and an increase of $12.6 million or 105% from the $12.0 million reported for the first nine months of 2006. Operating income, as a percentage of revenue, for the third quarter and first nine months of 2007 was 27.5% and 27.7%, respectively, compared to 26.6% and 23.5% for the comparable periods in 2006.

•

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $8.7 million and $26.5 million for the third quarter and first nine months of 2007, respectively, an increase of 64% from $5.3 million reported for the third quarter of 2006 and an increase of 117% from $12.2 million reported for the first nine months of 2006.

•

Net cash balances, cash balances less borrowing under VASCO’s line of credit, at September 30, 2007 totaled $36.7 million compared to $26.0 million and $12.6 million at June 30, 2007 and December 31, 2006, respectively.

Operational and Other Highlights:

•	VASCO won 608 new customers in the third quarter of 2007 (106 banks and 502 enterprise security) and 1,858 in the first nine months of 2007 (313 banks and 1,545 enterprise security).

•	People’s United Bank to use VASCO’s strong authentication.

•	Azlan-Tech Data to distribute Digipass Pack in EMEA.

•	VASCO turns Belgian eID into Digipass Strong Authentication.

•	VASCO launches next generation of Digipass Packs for small and medium-sized enterprises; Digipass Pack for Remote Authentication and Digipass Pack for Network Authentication.

•	VASCO expands international management team in Zurich – hires Victor Hoogland as Chief Information Officer and Alexandra Spirig as Director of Contracts and Compliance.

•	VASCO opens subsidiary in Sao Paulo, Brazil.

•	VASCO opens sales office in Tokyo, Japan.

Guidance for full-year 2007:

VASCO reaffirmed its guidance for the full-year 2007 as follows:

•	Revenue growth is projected to be 55% to 65% for the full-year 2007 over full-year 2006;

•	Gross profit (margin) as a percentage of revenue for full-year 2007 is projected to be in the range of 60% to 68%; and

•	Operating profit (margin) as a percentage of revenue for full-year 2007 is projected to be in the range of 23% to 30%.

“The results for the quarter, and year-to-date, continue to demonstrate that our core strategies are working,” said Ken Hunt, VASCO’s CEO and Chairman. “Our Full-Option, All-Terrain product strategy is generating large numbers of new customers. Our existing customers, which are the source of our sustainable, repeatable revenues, are contributing strongly to our growth in revenues. In addition, our strategy of increased focus on software is generating higher levels of deferred revenue that will be recognized over the life of the contracts. We expect that the recurring revenue that comes from these new contracts will become a more significant part of our revenues in future periods. And, finally, our operating margin of approximately 28% of revenue for both the third quarter and the first nine months of 2007 demonstrates the efficiency of our operating model.”

“The results of the third quarter continue the trend of strong growth,” said Jan Valcke, VASCO’s President and COO. “During the last few months, there has been a significant increase in criminal activity directed at online banking. This fact has been covered by media all over the world. We believe that our growth continues to reflect an increase in the size of the market and recognition by the market that it needs stronger forms of authentication to combat the increasing sophistication of the criminals in their attempts to steal persons’ identities. We are also seeing important growth in the size of our distribution channel as evidenced by the recent agreement we signed with Azlan-Tech Data. We believe that Azlan-Tech Data and other new distributors will be important contributors to our future growth. As we start the fourth quarter, we have a backlog of firm orders to be shipped in the fourth quarter of $33.4 million, which is 55% higher than the $21.5 million backlog we had when entering the fourth quarter of 2006 and 33% higher than the $25.2 million in actual sales reported for Q4 2006.”

Cliff Bown, Executive Vice President and CFO added, “Our balance sheet continues to strengthen as a result of the strong operating performance. Our net cash balance has increased by approximately $19.9 million over the last two quarters. At September 30, 2007, our net cash balance was $36.7 million, an increase of $10.7 million or 41% from $26.0 million at June 30, 2007. The increase in cash in the third quarter was also due in part to a reduction in days sales outstanding (DSO) in our net accounts receivable. DSO decreased to approximately 55 days at September 30, 2007, from 67 days at June 30, 2007.”

In conjunction with this announcement, VASCO Data Security International, Inc. will host a conference call today, October 25, 2007, at 10:00 a.m. EDT—16:00h CET. During the Conference Call, Mr. Ken Hunt, CEO, Mr. Jan Valcke, President and COO, and Mr. Cliff Bown, CFO, will discuss VASCO’s actual results for the periods ended September 30, 2007 and full-year 2007 guidance.

To participate in this conference call, please dial one of the following toll-free numbers:

USA/Canada: +1 888-562-3356

International:  +1 973-582-2700

And mention VASCO to be connected to the conference call.

The conference call is also available in listen-only mode on www.vasco.com. Please log on 15 minutes before the start of the conference call in order to download and install any necessary software. The recorded version of the conference call will be available after the conference call on the VASCO website.

VASCO Data Security International, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three months ended September 30		Nine months ended September 30
	2007	2006	2007	2006
Net revenues	$29,977	$18,707	$88,824	$50,909
Cost of goods sold	10,009	5,922	30,639	16,811

Gross profit	19,968	12,785	58,185	34,098
Operating costs:
Sales and marketing	6,246	4,570	18,995	13,013
Research and development	2,553	1,446	6,552	3,624
General and administrative	2,666	1,624	7,302	5,164
Amortization of intangible assets	250	169	761	339

Total operating costs	11,715	7,809	33,610	22,140

Operating income	8,253	4,976	24,575	11,958
Impairment of investment in Secured Services, Inc.	—	—	—	(600)
Interest income (expense), net	192	(58)	330	16
Other income, net	(289)	27	(334)	135

Income before income taxes	8,156	4,945	24,571	11,509
Provision for income taxes	2,284	1,658	6,880	4,018

Net income	$5,872	$3,287	$17,691	$7,491

Net income per common share:
Basic	$0.16	$0.09	$0.48	$0.21

Diluted	$0.15	$0.09	$0.46	$0.20

Weighted average common shares outstanding:
Basic	37,013	36,251	36,820	36,190

Diluted	38,387	37,712	38,207	37,701

VASCO Data Security International, Inc.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2007	December 31, 2006
ASSETS
Current assets:
Cash	$40,042	$14,768
Accounts receivable, net of allowance for doubtful accounts	18,015	19,617
Inventories	6,670	4,275
Prepaid expenses	1,167	1,295
Foreign sales tax receivable	3,136	967
Deferred income taxes	767	375
Other current assets	308	23

Total current assets	70,105	41,320
Property and equipment, net	1,880	1,422
Goodwill, net of accumulated amortization	13,957	12,685
Intangible assets, net of accumulated amortization	2,500	3,013
Other assets, net of accumulated amortization	3,381	4,206

Total assets	$91,823	$62,646

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank borrowing	$3,320	$2,154
Accounts payable	5,333	7,579
Deferred revenue	3,920	2,081
Accrued wages and payroll taxes	4,726	3,176
Income taxes payable	2,553	1,396
Other accrued expenses	3,619	2,876

Total current liabilities	23,471	19,262
Deferred warranty revenues	336	302
Long-term compensation liability	898	356
Long-term deferred tax liability	529	520

Total liabilities	25,234	20,440

Stockholders’ equity:
Common stock	37	37
Additional paid-in capital	64,372	61,251
Accumulated deficit	(2,707)	(20,398)
Accumulated other comprehensive loss - cumulative translation adjustment	4,887	1,316

Total stockholders’ equity	66,589	42,206

Total liabilities and stockholders’ equity	$91,823	$62,646

Reconciliation of EBITDA to net income (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
	Unaudited		Unaudited
EBITDA	$8,743	$5,319	$26,504	$12,191
Interest income (expense), net	192	(58)	330	16
Provision for income taxes	(2,284)	(1,658)	(6,880)	(4,018)
Depreciation and amortization	(779)	(316)	(2,263)	(698)

Net income	$5,872	$3,287	$17,691	$7,491

EBITDA is a non-GAAP financial measure within the meaning of applicable U.S. Securities and Exchange Commission rules and regulations. We use EBITDA as a measure of performance, a simplified tool for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation and amortization we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation and amortization), or deal with the structure or financing of the business (e.g., interest) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). Similarly, we find that the comparison of our results to those of our competitors is facilitated when we do not need to consider the impact of those items on our competitors’ results.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA, as defined above, is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate our full performance or our prospects. Such an evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, which will be filed as part of our quarterly report on Form 10-Q, provides the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

About VASCO: VASCO is a leading supplier of strong authentication and e-signature solutions and services. VASCO has established itself as the world’s leading software company specialized in Internet Security, with a customer base of approximately 6,000 companies in more than 100 countries, including approximately 950 international financial institutions. VASCO’s prime markets are the financial sector, enterprise security, e-commerce and e-government.

Forward Looking Statements

Statements made in this news release that relate to future plans, events or performances are forward-looking statements. Any statement containing words such as “believes,” “anticipates,” “plans,” “expects,” and similar words, is forward-looking, and these statements involve risks and uncertainties and are based on current expectations. Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements.

Reference is made to our public filings with the U.S. Securities and Exchange Commission for further information regarding VASCO and our operations.

For more information contact:

Jochem Binst, +32 2 609 97 40, jbinst@vasco.com